Exhibit 5.1
Calfee, Halter & Griswold LLP Attorneys at Law The Calfee Building 1405 East Sixth Street Cleveland, Ohio 44114-1607 216.622.8200 Phone 216.241.0816 Fax www.calfee.com

December 30, 2013

LNB Bancorp, Inc.

457 Broadway

Lorain, Ohio 44052

Re:    Registration Statement on Form S-3

Ladies and Gentlemen:

This opinion is furnished to you in connection with a Registration Statement on Form S-3 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), for registration of the resale of 367,321 common shares, $1.00 par value per share (the “Common Shares”), of LNB Bancorp, Inc., an Ohio corporation (the “Company”), by certain selling shareholders of the Company identified in the Registration Statement (the “Selling Shareholders”). The Common Shares were issued pursuant to a Common Shares Purchase Agreement, dated as of December 12, 2013 (the “Common Shares Purchase Agreement”), by and among the Company and certain investors party thereto.

We are acting as counsel for the Company in connection with the registration for resale of the Common Shares. We have examined signed copies of the Registration Statement to be filed with the Commission. We have also examined and relied upon the Common Shares Purchase Agreement, records of meetings of the Board of Directors of the Company and committees thereof as provided to us by the Company, the Second Amended Articles of Incorporation and Amended Code of Regulations of the Company, each as restated and/or amended to date, and such other documents, records and matters of law as we have deemed necessary or advisable for purposes of the opinions expressed herein.

In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of such latter documents, and the legal competence of all signatories to such documents.

We express no opinion herein as to the laws of any state or jurisdiction other than the state laws of the State of Ohio and the federal laws of the United States of America.

Cleveland | Columbus | Cincinnati

Calfee, Halter & Griswold LLP

Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that the Common Shares to be sold by the Selling Shareholders have been duly authorized and are validly issued, fully paid and nonassessable.

It is understood that this opinion is to be used only in connection with the offer and sale of the Common Shares while the Registration Statement is in effect.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and to the use of our name therein and in the related Prospectus under the caption “Legal Matters.” In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Calfee, Halter & Griswold LLP

CALFEE, HALTER & GRISWOLD LLP